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                                                                    EXHIBIT 3.10
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                      CERTIFICATE OF OWNERSHIP AND MERGER

                                    MERGING

                                  KSCO NEW CO.

                                      INTO

                             SCOVILL FASTENERS INC.

It is hereby certified that:

          1. KSCO New Co. (hereinafter called the "Corporation") is a corporation organized and existing under the laws of the State of Delaware.

          2. The Corporation, as the owner of all of the outstanding shares of the capital stock of Scovill Fasteners Inc. hereby merges itself into Scovill Fasteners Inc., a corporation organized and existing under the laws of the State of Delaware.

          3. The following is a copy of the resolutions duly adopted by the unanimous written consent of its members, filed with the minutes of the Board of the 17th day of October 1995 by the Board of Directors of the Corporation determining to merge the Corporation into Scovill Fasteners Inc.

          RESOLVED, that this Corporation merge, and it hereby does merge, itself into Scovill Fasteners Inc. pursuant to the laws of the State of Delaware as hereinafter provided, so that the separate existence of this Corporation shall cease as soon as the merger shall become effective, and thereupon this Corporation and Scovill Fasteners Inc. will become a single corporation, which shall continue to exist under, and be governed by, the laws of the State of Delaware, and which assumes all of the obligations of the Corporation.

          FURTHER RESOLVED, that the merger shall be effective upon filing with the Secretary of State of the State of Delaware.

          FURTHER RESOLVED, that the terms and conditions of the proposed merger are as follows:
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          (a)  From and after the effective time of the merger, all of the estate, property, rights, privileges, powers, and franchises of this Corporation shall become vested in and be held by Scovill Fasteners Inc. as fully and entirely and without change or diminution as the same were before held and enjoyed by this Corporation, and Scovill Fasteners Inc. shall assume all of the obligations of this Corporation.

          (b) No pro rata issuance of the shares of stock of Scovill Fasteners Inc. which are owned by this Corporation immediately prior to the effective time of the merger shall be made and such shares shall be deemed to have the status of treasury shares of Scovill Fasteners Inc.

          (c) Each share of common stock, par value $0.01 per share, of this Corporation which shall be issued and outstanding immediately prior to the effective time of the merger shall be converted into one-tenth of an issued and outstanding shares of common stock. par value $0.01 per share, of Scovill Fasteners Inc., and , from and after the effective time of the merger, the holders of all of said issued and outstanding shares of common stock of this Corporation shall automatically be and become holders of shares of Scovill Fasteners Inc. upon the basis above specified, whether or not certificates representing said shares are then issued and delivered.

          (d) After the effective time of the merger, each holder of record of any outstanding certificate or certificates theretofore representing common stock of this Corporation may surrender the same to Scovill Fasteners Inc. at its office in Dover, Delaware and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing one-tenth of the number of shares of common stock of Scovill Fasteners Inc. Until so surrendered, each outstanding certificate which prior to the
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               effective time of the merger represented one or more shares of common stock of this Corporation shall be deemed for all corporate purposes to evidence ownership of one-tenth of such number of shares of common stock of Scovill Fasteners Inc.

          (e) From and after the effective time of the merger, the Certificate of Incorporation and the By-Laws of Scovill Fasteners Inc. shall be the Certificate of Incorporation and the By-Laws of Scovill Fasteners Inc. as in effect immediately prior to such effective time.

          (f) The members of the Board of Directors of Scovill Fasteners Inc. shall be the members of the Board of Directors before the effective time of the merger.

          (g) From and after the effective time of the merger, the assets and liabilities of this Corporation and of Scovill Fasteners Inc. shall be entered on the books of Scovill Fasteners Inc. at the amounts at which they shall be carried at such time on the respective books of this Corporation and of Scovill Fasteners Inc., subject to such intercorporate adjustments or eliminations, if any, as may be required to give effect to the merger; and, subject to such action as may be taken by the Board of Directors of Scovill Fasteners Inc., in accordance with generally accepted accounting principles, the capital and surplus of Scovill Fasteners Inc. shall be equal to the capital and surplus of this Corporation and of Scovill Fasteners Inc.

          RESOLVED, that these resolutions determining to merge be submitted to the stockholders entitled to vote of this Corporation at a meeting to be called and held after 20 days notice of the time, place, and purpose thereof mailed to each holder of the outstanding shares of stock entitled to vote of this Corporation at its address as it appears on the records of this Corporation or pursuant to a written waiver of such notice signed by all of the persons entitled thereto, unless the holders of all of the outstanding shares dispense with the holding
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of a meeting and shall act in writing without a meeting; and, in the event that the holders of at least a majority of the outstanding stock entitled to vote of this Corporation shall vote for the approval of the merger at a meeting, or, in the event that the holders of all of the outstanding stock entitled to vote of this Corporation shall dispense with a meeting and shall consent in writing signed by them for the approval of the proposed merger, the proposed merger shall be deemed to be approved.

          FURTHER RESOLVED, that the proper officers of this Corporation be and they hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions determining to merge the Corporation into Scovill Fasteners Inc., and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware, and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any wise necessary or proper to effect said merger.

          4. The proposed merger herein certified has been approved by at least a majority of the outstanding stock entitled to vote of the Corporation at a meeting thereof, the holders of all of the outstanding stock entitled to vote of the Corporation having waived, in writing signed by them, notice of the time, place and purpose of the meeting of stockholders entitled to vote.

          5. Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of the Corporation at any time prior to the date of filing the merger with the Secretary of State of the State of Delaware.

Signed and attested to on October 17, 1995.

                              By:/s/ Christopher LaCovara
                                 ------------------------
                                 Name:  Christopher LaCovara
                                 Title: President

Attest:

By:/s/ Evan Wildstein
   ------------------
   Name:  Evan Wildstein
   Title: Vice President